UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 24, 2010

United Security Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-14549	63-0843362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (334) 636-5424

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

United Security Bancshares, Inc. (the “Company”), along with its banking subsidiary First United Security Bank (the “Bank”) and Acceptance Loan Company, Inc., a finance company operated by the Bank (“ALC”) (the Company, the Bank and ALC collectively referred to herein as the “USB Companies”), has entered into a settlement agreement to resolve all claims alleged against the defendants named in the lawsuit styled Acceptance Loan Company Inc., First United Security Bank and United Security Bancshares, Inc. v. The Cincinnati Insurance Company, et al., filed in the Circuit Court of Clarke County, Alabama on December 18, 2009, Case No. 16-CV-2009-900168.00.

The USB Companies filed the lawsuit to seek recovery under a fidelity insurance policy and bond issued by The Cincinnati Insurance Company, which policy provides coverage for losses due to the dishonest or fraudulent conduct of employees of the USB Companies. ALC originally submitted a claim under the policy in connection with the loan irregularities discovered during the second quarter of 2007 resulting from the fraudulent conduct of certain ALC employees.

Pursuant to the settlement agreement, The Cincinnati Insurance Company agreed to pay to the USB Companies the sum of $4,150,000. In exchange, the USB Companies agreed to dismiss, with prejudice, each of the defendants from the lawsuit and to release the defendants from all claims asserted or that may have been asserted against the defendants in the lawsuit. The parties will be responsible for their own attorneys’ fees and costs arising from the lawsuit, with the costs of mediation in the proceeding to be shared equally by the USB Companies and The Cincinnati Insurance Company.

The settlement agreement concludes the lawsuit. The USB Companies entered into the settlement agreement to avoid the expense and uncertainty of future litigation of the claims alleged in the lawsuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2010	UNITED SECURITY BANCSHARES, INC.

	By:	/s/ Robert Steen
	Name:	Robert Steen Vice President, Treasurer and Assistant Secretary, Principal Financial Officer and Principal Accounting Officer